NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group, Ltd. Names Michael G. Kerner as Executive Vice President and Head of Strategy and Risk Management

HAMILTON, Bermuda – March 30, 2016 -- Everest Re Group, Ltd. (NYSE: RE) announced today that Michael G. Kerner will be joining the Company as Executive Vice President and Head of Strategy and Risk Management.  Mr. Kerner assumes his new role on April 1, 2016.

Mr. Kerner joins Everest from Zurich Insurance Group, where he most recently held the position of Chief Executive Officer – General Insurance.  Mr. Kerner spent 24 years with Zurich, having served in various actuarial, reinsurance, underwriting and strategy roles, including CEO – Global Corporate in North America, Global Head of Group Reinsurance, General Insurance Chief Underwriting Officer and Group Head of Strategy.  Mr. Kerner has 30 years of experience in the insurance/reinsurance industry, and holds a Bachelor of Science degree in Mathematics and Economics from Binghamton University.  He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Mr. Dominic J. Addesso, President and Chief Executive Officer, commented "We are very pleased to have an executive of Mike's caliber join the Everest team. With his experience and knowledge of the industry, Mike will be instrumental in the continued success and strategy of our organization.  He is a strong addition to our executive management group and I look forward to working with him."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. The Company also operates within the Lloyd's insurance market through Syndicate 2786. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.